Exhibit 99.1

The following are the formal comments of Murray Dashe the Company’s Chairman, President and CEO and John Luttrell the Company’s Senior Vice President and CFO made on June 19, 2003 at the Company’s 2003 Annual Shareholders’ Meeting.

Prepared comments of Mr. Dashe:

2002 was another record setting year for Cost Plus World Market. Total sales grew 21.8% to $692.3 million and net income rose 40.6% to $28.4 million, or $1.28 per fully diluted share. Same store sales were up 5.6%, a real accomplishment in a tough economy. Even better, this 5.6% increase came as a result of a 2.7% increase in customer traffic and a 2.9% increase in average sales check. This was the largest increase in customer traffic to our stores in nearly a decade. Additionally, we opened 25 new stores and relocated our Fresno, CA store to end the year with 175 stores in 23 states. As of today we have 184 stores, and expect to have a total of 204 by Thanksgiving.

What really sets us apart from the competition is that in each of our stores, you will find a mix of home furnishings, garden products, kitchenware, gifts and collectibles, plus a large selection of gourmet food and wine and beer from around the world. We are one-stop shopping for home decorating and entertaining and that is what our customer likes about our store. The shopping environment is comfortable, relaxed, and fun, a treasure-hunt atmosphere, plus we offer unsurpassed value throughout the store.

This combination of quality products, reasonable prices and shopping that feels like an adventure has attracted a loyal and steadily growing base of customers who have driven our comparable store sales up an average of approximately 5% annually over the past five years. And, we keep our product selection fresh by changing approximately sixty percent of our merchandise assortment every year. In 2002, we rolled out several new merchandising innovations to help foster the atmosphere of discovery and fun that our customers expect.

For example, in September, a theme-oriented promotion called “Global Spirit” featured creative combinations of furniture and handicrafts from Europe, Asia, and Africa. Signage and product descriptions reinforced the global theme, while the inventive displays added excitement and drama to the stores. “Global Spirit” was very successful, generating increased customer traffic and strong sales results during a traditionally slow time of year for retailers. This promotion was also noteworthy because value oriented retailers do not often succeed in driving sales through a theme promotion, rather than relying heavily on sharp pricing to drive sales, especially in a soft economy. Such a success is indicative of the unusual nature of our business and the special relationship we enjoy with our customers who expect to find new discoveries every time they visit us. Today, you will see some of the products we have acquired for this fall’s themed promotion called “Lux Bazarre”. I know you’ll agree that this offering is uniquely Cost Plus.

To drive a greater share of our sales growth to our bottom line, we have spent the past several years implementing new systems and processes that improve the efficiency of all our operations, from inventory management and distribution to real estate to product planning and purchasing. And in mid-2002, we opened a new 500,000 square-foot distribution center near Norfolk, Virginia. The positive effect of these efforts on our overall productivity and profitability has been dramatic.

At the end of 2002, for example, the time it took to move an order of merchandise from our distribution center to the store shelf was improved by nearly 65%. Productivity within the distribution center itself is also way up: processing of individual SKUs is 45% faster, and the advanced processing systems we have installed have increased accuracy while at the same time decreased costs.

Our improved systems and responsive inventory controls have also strengthened our merchandising function, enabling the Planning and Allocation Group to collaborate closely with both buying and store personnel. The result has been more strategic, market-oriented – and ultimately, profitable – product planning. The success of “Global Spirit” is an excellent example of how effective this process has become.

The Cost Plus World Market concept has a much broader appeal and much broader potential customer base than even we would have initially suspected. Stores opened in a variety of mid-sized markets – including Boise, Spokane, Bakersfield and Omaha – have been very successful, with store traffic, sales growth, average sales ticket, and customer loyalty meeting or surpassing our goals. And in larger markets, we have proven that we can more tightly cluster our locations without significantly taking away sales from an already established store.

As Cost Plus World Market has become one of the country’s leading specialty retailers, our real estate strategy has evolved to reflect that market position. In all markets we seek premier locations with substantial parking, adjacency to the high-traffic thoroughfares, and in proximity to other top specialty retailers. This strategy reinforces our position as a destination retailer, and it helps ensure we achieve the kind of strong, sustainable store economics for which we are known.

As our expansion continues, we will adhere to the principles that we have followed successfully in the past: focusing on markets with the greatest potential and growing our store base between 15% and 20% per year. We will also finance this growth through internally generated cash flow. The only long-term debt on our balance sheet is capitalized leases. That means we are a very solid financially sound company. We have no plans to change that.

The Board of Directors has endorsed this disciplined approach. They have also approved devoting a portion of our excess cash flow to a share repurchase program. We have already bought back 500,000 shares of Cost Plus World Market common stock under this program and are authorized to repurchase an additional 500,000 shares. Given the company’s strong momentum and our enhanced earnings leverage, we believe our company shares represent an excellent investment opportunity.

In closing, we want to thank all of our employees, partners, customers and shareholders for their continued strong support. 2002 was a watershed year for Cost Plus World Market, and we are committed to building on our momentum in 2003 and beyond.

Prepared comments of Mr. Luttrell:

We started off the year estimating we would earn $1.07 per share and exceeded that goal by 20% as we achieved earnings of $1.28 per share. Net earnings were up an impressive 40% year over year.

Sales for the year were up 21.8% on a 5.6% increase in comparable store sales. New store growth of 17% resulted from the addition of 25 new stores with our company finishing the year with 175 stores in 23 states across the country.

Average transaction size increased 2.9% with customer traffic increasing 2.7%. That means we garnered a significant number of new customers in our stores, which is remarkable given the much often-described tough retail climate.

Sales per square foot averaged $266 per foot up from $258 in the prior year.

Our gross profit rate at 34.9% of sales improved from 34.4% of sales. This significant increase was due to strong performance, from our higher margin home furnishing categories. The gain we experienced in our gross profit rate was particularly impressive given the higher costs we incurred in the operation of our new distribution center in Virginia that was in a start-up mode for most of the year.

Selling, general and administrative expenses were 27.8% up from 27.6% of sales in fiscal 2001. The increase in the SG&A expense rate resulted from the settlement of claims related to an employee hour and wage lawsuit and professional fees related to a capital investment and employment tax study. Excluding these costs, the SG&A expense rate would have been 27.3%, a 0.3 percentage point improvement from the prior year. From this, you see the significant advantage we are obtaining from tight cost controls and the spreading of our fixed costs over a growing sales base.

Net interest expense increased to $3.5 million due to the costs associated with the opening of our new distribution center.

We experienced a much lower income tax rate than in the prior year. The reduction represents the benefits accruing to our company from hiring employees and placing property in service in California enterprise zones. During the year, we completed a study to identify enterprise zone credits and recognized the amount of those credits in the fiscal 2002 income statement. The benefit from these credits will continue but at a slower pace in future years.

The leverage we are obtaining from additional sales together with the pay-back on our prior investments in infrastructure are creating an opportunity for our company to derive additional operating profits from each additional sales dollar. Our results for 2002 demonstrate the beginning of a period where we fully expect substantial improvements in our operating margin rates.

Some comments on the Balance Sheet.

Almost every significant measure of our company’s financial performance showed notable improvement this year. As examples, trailing twelve-month return on average equity improved from 11.3% to 13.7% and return on invested capital was improved from 10.3% to 11.6%. We ended the year with $50 million in cash in the bank up from $45 million at the end of fiscal 2001.

As you can see we have a rock solid balance sheet with no long-term debt obligations other than capital leases.

Finally, although it is frequently reported that 2003 will be a difficult year in light of a sluggish economic picture, higher fuel costs, rising unemployment and the impact of international strife, we were pleased to report record earnings for the first quarter with net income up 53%. Although we remain cautious about the year, our results thus far have been very encouraging.

Other:

In response to a question from a shareholder, Mr. Dashe indicated that based upon the performance of its experimental non-alcoholic beverage stores and the continuing success of stores in its mid-sized markets, the company has now raised its estimate for its potential future store base to roughly 600 Cost Plus World Market stores in the United States. This represents an increase from the Company’s prior estimate of a total of approximately 450 stores.

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The statements above regarding anticipated store openings by Thanksgiving, future annual growth in the store base, financing of future growth with internally-generated cash flow and the potential future total number of stores are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, among others, seasonality and quarterly fluctuations in the flow of merchandise; timing of new store openings and pre-opening expenses; identification of suitable markets; availability of suitable sites on acceptable terms; and hiring, training and retaining qualified personnel. Refer to the Company’s recently filed Annual Report on Form 10-K for 2003, which is posted on the Company’s website at www.costplus.com, for additional factors.